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                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the incorporation by reference of the following into Abbott's previously filed Form S-8 Registration Statements 33-4368 for the Abbott Laboratories 1986 Incentive Stock Program, 33-39798 for the Abbott Laboratories 1991 Incentive Stock Program, 333-09071, 333-43381, 333-69547, and 333-93253 for the Abbott Laboratories 1996 Incentive Stock Program, 333-13091 for the Abbott Laboratories Ashland Union 401(k) Plan and Trust, and 33-26685, 33-51585, 33-56897, 33-65127, 333-19511, 333-43383,
333-69579, and 333-93257 for the Abbott Laboratories Stock Retirement Plan and Trust; Abbott's previously filed post-effective Amendment No. 1 to Registration Statement on Form S-8 333-85867 for the Perclose, Inc. 1992 Stock Plan, Perclose, Inc. 1995 Director Option Plan, Perclose, Inc. 1997 Stock Plan and Perclose, Inc. 1995 Employee Stock Purchase Plan; and into Abbott's previously filed S-3 Registration Statements 33-50253, 333-06155, 333-63481, 333-65601, and
333-83647:

    1. Our supplemental report dated January 17, 2000 (except with respect to the matter discussed in the third paragraph of Note 12, as to which the date is January 20, 2000) included in this Annual Report on Form 10-K for the year ended December 31, 1999; and

    2. Our report dated January 17, 2000 (except with respect to the matter discussed in the third paragraph of Note 12, as to which the date is January 20, 2000) incorporated by reference in this Annual Report on Form 10-K for the year ended December 31, 1999.

                                          ARTHUR ANDERSEN LLP

Chicago, Illinois
March 14, 2000